Mail Stop 4561
								February 3, 2006

By U.S. Mail

Susan Neale
Chief Financial Officer
Quest Capital Corp.
Suite 300
570 Granville Street
Vancouver, British Columbia
Canada, V6C 3P1

Re:	Quest Capital Corp.
	Form 20-F/A for Fiscal Year Ended December 31, 2004
	File No. 000-16778

Dear Ms. Neale:

	We have completed our limited review of your Form 20-F/A and related filings and have no further comments at this time.

								Sincerely,


								Don Walker
								Senior Assistant Chief
								Accountant